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Exhibit 23.1



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

As independent certified public accountants, we hereby consent to the incorporation by reference in this registration statement of our report on the financial statements of Autonomous Technologies Corporation dated January 31, 1998 (except with respect to the matters discussed in Note 11, as to which the dates are March 30 and April 16, 1998) included in Autonomous Technologies Corporation's Current Report on Form 8-K filed on April 27, 1998, and to all references to our firm included in or made a part of this Registration Statement.


/s/ ARTHUR ANDERSEN LLP

April 27, 1998
     Orlando, Florida